Exhibit 99.1


            Ciphergen Reports First Quarter 2004 Financial Results

  Total Revenue Increased 21% vs. Year Prior Period; ProteinChip(R) Products
                       & Services Revenue Increased 50%

    FREMONT, Calif., May 6 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) reported financial results for the first quarter of 2004. For the quarter ended March 31, 2004, total revenue increased 21% to $15.5 million, up from revenue of $12.8 million in the first quarter of 2003. The increase in revenue was due to strong increased sales of ProteinChip(R) Systems, arrays, accessories and service activities which grew approximately 50%, but was partially offset by a decrease in process chromatography sorbents revenue. Ciphergen's gross profit increased 32% to $10.6 million for the first quarter of 2004, up from $8.0 million for the comparable period in 2003; gross margin was 68% in the first quarter of 2004 and 62% for the comparable period of 2003. The Company reported a net loss of $7.5 million for the first quarter of 2004, a decline of 19% compared to a net loss of $9.2 million for the comparable period of 2003.
    "We are pleased by the strong growth in ProteinChip products and services revenue during the first quarter," commented William Rich, President and CEO of Ciphergen. "In addition, the establishment of our Diagnostics Division has accelerated certain of our key programs aimed at translating biomarker discoveries into clinical use."

    Summary Highlights for the Quarter:

    Solid Growth in ProteinChip Products & Services Sales. Ciphergen sold 39 ProteinChip Systems and Interfaces in the quarter, contributing to approximately a 50% growth in system, array, accessories and service revenue versus Q1 2003. This growth resulted from strong competitive sales response programs initiated during the quarter, the effects of launching additional biomarker marketing programs, as well as sales and field scientist personnel additions during the second half of last year. We are having considerable success selling higher-end, automated systems as well as automation and advanced software accessories, particularly in the clinical proteomics market segment. Sales to the pharmaceutical and NIH funded market segments increased during the quarter.

    Growing Interest in Process Proteomics. While revenue from process chromatography sorbents declined in Q1 2004 due to the recognition in Q4 2003 as other income the value of the cancellation of a committed sorbents contract by a pharmaceutical customer which was originally scheduled for delivery in the first half of 2004 as well as delays in the receipt of other sorbent orders due to the timing required by those customers in their processes, the interest in the use of ProteinChip Systems and sorbents (particularly MEP) by pharmaceutical protein production facilities for improving protein production and development is growing strongly. We expect acceleration of MEP and other process chromatography sorbent sales in the second half of 2004 as compared to the first half of 2004.

    Established New Diagnostics Division. In order to convert the Company's many biomarker discovery programs into commercially viable diagnostic tests, Ciphergen recruited Gail Page to become President of a newly formed Diagnostics Division. Gail has a 25 year career in the diagnostics industry, covering all of the critical functions ranging from senior management to sales/marketing and business development, technology assessment and acquisitions, as well as operations. Beginning in 2000, Ciphergen established the first of a series of Biomarker Discovery Center(R) (BDC) laboratories and established a major BDC collaboration with The Johns Hopkins University School of Medicine in order to utilize the latest Ciphergen technology to discover biomarkers and develop assays based on panels of biomarkers which might have greater predictive power to diagnose cancer and other diseases. These BDC's now form the core of the new division. Also, Bill Sullivan has joined Ciphergen as Vice President of Diagnostic Division Operations, bringing with him 25 years of experience in diagnostic laboratory operations and manufacturing.

    Expanded Ciphergen's Prominence in Cancer Research. 49 scientific studies highlighting the use of Ciphergen's SELDI ProteinChip platform in cancer research were presented at the 2004 American Association for Cancer Research's
(AACR) Meeting. Many of these presentations describe new and exciting progress in the discovery of biomarkers and development of multi-biomarker assays that may improve early cancer detection and drug treatment decisions as well as insights into mechanisms of disease and drug pharmacodynamics and toxicity.

    Novel Diagnostic Approach to Early Detection of Cancer and Other Diseases. In conjunction with The Johns Hopkins University School of Medicine, we presented data at AACR describing a novel approach to diagnostic testing based on the detection of combinations of protein fragments associated with the inflammatory response to disease for the detection of ovarian cancer. This inflammatory response cascade, which is present in even early stage tumors, may be amplified in the serum of cancer patients by disease specific enzymes associated directly with the tumor itself. Ciphergen and its collaborators reported that different cancers and other diseases generate unique host response proteins and protein fragments that can be distinguished by quantitative SELDI detection in serum, potentially opening up a novel approach to "inflammation diagnostics" for a variety of cancers and other diseases. Ciphergen has applied for patents on this concept, which we term the Host Response Protein Amplification Cascade (HR-PAC), and its use in biomarker discovery and diagnostic testing.

    Pancreatic Cancer Diagnostic Development. As published in the Journal of Clinical Cancer Research, a research team at The Johns Hopkins University School of Medicine used the ProteinChip System to discover panels of novel serum biomarkers that are able to differentiate patients with pancreatic cancer. Ciphergen's Diagnostics Division and the Johns Hopkins research team are currently recruiting additional patient samples in order to perform follow-on validation studies. Pancreatic cancer is the fifth leading cause of cancer death and has the poorest survival rate for any solid cancer. No serum test currently exists for the initial diagnosis of pancreatic cancer.

    SFDA Medical Device Certification in China. During the quarter, the SELDI ProteinChip System was certified by the State Food and Drug Administration
(SFDA) in China as a Medical Device, a result of demonstrating that the ProteinChip System has met the quality control requirements of the SFDA. This is the first step required to deliver diagnostic tests in China using the ProteinChip System and it is the first time that a mass spectrometer has been approved as a medical device in China. Future individual diagnostic tests will have to be individually cleared by the SFDA based on their performance in specific clinical trials, but the core ProteinChip System itself will not have to be re-certified for each diagnostic test.

    Significant Progress in Japan. Ciphergen Biosystems K.K. has been designated as one of the official technology suppliers of a major Japanese national project known as the "Drug Discovery Proteome Factory" which was organized by The Japan Health Science Foundation to carry out a national project named "Analysis of Disease-related Proteins." About 20 leading Japanese pharmaceutical companies are involved in this 5-year project as members of this consortium with the promised support of 4.5 billion Japanese Yen. Ciphergen's ProteinChip System was recognized as one of the core technologies for clinical proteomics in Japan and has been selected as one of the technologies for the high-throughput proteome analysis for discovery and characterization of disease-related proteins.

    During the quarter, Ciphergen also purchased complete ownership of Ciphergen Biosystems K.K., originally a joint venture with SC BioSciences (a unit of Sumitomo Corporation), giving the Company greater flexibility to expand operations in Japan, in particular relating to the opportunities created by the Diagnostics Division.

    Patent Issued Covering Pattern Recognition Software. Ciphergen received a U.S. patent directed to finding protein patterns in mass spectrometry data. The patent covers software and methods that use a pattern recognition algorithm, called "classification and regression tree analysis" or CART, to identify diagnostic patterns of proteins derived from mass spectrometry data. This method is used in Ciphergen's Biomarker Patterns(TM) Software and ProteinChip Biomarker System for biomarker discovery, validation and assay development.

    Biomarker Patterns Software 5.0 Launched.  Biomarker Patterns Software
(BPS) is the only commercially available clinical proteomics software that, when combined with SELDI protein profiling data, addresses both discovery of protein multi-markers and their translation to assays with high predictive accuracy. BPS 5.0 incorporates a major analytical advance in which a boosting algorithm (TreeNet) is used to identify the proteins that are relevant to a particular disease and then the CART algorithm is used to summarize and display the best multi-biomarker protein sets or patterns in a clear and concise manner, allowing the development of diagnostic assays with high predictive accuracy.

    About Ciphergen
    Ciphergen's Biosystems Division develops, manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research, and process proteomics applications, as well as a broad range of bioseparations media for protein purification and large scale production. ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Ciphergen's Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center(R) laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Additional information about Ciphergen can be found at www.ciphergen.com.

    Safe Harbor Statement
    Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding the use of ProteinChip technology to discover protein biomarkers, our Diagnostic Division's initiatives to translate biomarker discoveries into commercially viable diagnostic tests and predictive assays, including those based on our Host Response Amplification Cascade and our pancreatic cancer biomarkers described in the Journal of Clinical Cancer Research, and the expected acceleration of MEP and other process chromatography sorbent sales in the second half of 2004 as compared to the first half of 2004. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the ProteinChip technology's ability to validate and/or develop these protein biomarkers as diagnostic or toxicology assays, and the Company's ability to successfully commercialize such tests, our ability to protect and promote our proprietary technologies and continued growth in interest in process proteomics, in general, and specifically the use of our products, by pharmaceutical protein production facilities. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Form 10-K dated March 15, 2004, for further information regarding these and other risks of the Company's business.

    NOTE: Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.


                          Ciphergen Biosystems, Inc.
                        Summary Financial Information
                                 (unaudited)
                    (in thousands, except per share data)

                                                     Three Months Ended
                                                          March 31,
                                                   -----------------------
                                                    2003            2004
    Revenue                                       $12,841        $15,538

    Cost of revenue                                 4,823          4,931
    Gross profit                                    8,018         10,607

    Operating expenses:
     Research and development                       6,381          6,195
     Sales and marketing                            5,849          7,020
     General and administrative                     4,708          3,881
     Amortization of intangible assets                207            207
      Total operating expenses                     17,145         17,303

    Loss from operations                           (9,127)        (6,696)

    Interest and other income (expense), net          175           (525)
    Loss attributable to minority interest            157             --
    Loss before provision for income taxes         (8,795)        (7,221)

    Provision for income taxes                        401            260

    Net loss                                      $(9,196)       $(7,481)

    Basic and diluted net loss per share           $(0.34)        $(0.26)

    Shares used in computing basic and diluted
     net loss per share                            27,211         29,039

                                                December 31,     March 31,
                                                    2003           2004
    Cash, cash equivalents and investments
     in marketable securities                     $47,316        $39,649
    Total assets                                  102,026         94,311
    Long term debt, net of current portion         30,879         30,707
    Stockholders' equity                           47,892         40,275


SOURCE  Ciphergen Biosystems, Inc.
    -0-                             05/06/2004
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505 2297/
    /Web site:  http://www.ciphergen.com /
    (CIPH)

CO:  Ciphergen Biosystems, Inc.
ST:  California
IN:  MTC BIO HEA
SU:  ERN ERP